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Exhibit 21.1

Subsidiaries of the Company

Name	Jurisdiction of Incorporation
North America Subsidiaries:
2K Boston, LLC	Delaware
2K Games, Inc.	Delaware
2K Marin, Inc.	Delaware
2K Play, Inc.	Delaware
2K Sports, Inc.	Delaware
Cat Daddy Games, L.L.C.	Washington
Firaxis Games, Inc.	Delaware
Gathering of Developers, Inc.	Texas
Jack of All Games, Inc.	New York
Jack of All Games (Canada), Inc.	Canada
Kush Games, Inc.	California
Rockstar Games, Inc.	Delaware
Rockstar New England	Delaware
Rockstar San Diego, Inc.	Virginia
Rockstar Toronto, Inc.	Canada
Rockstar Vancouver, Inc.	Canada
Take-Two Licensing, Inc.	Delaware
Visual Concepts Entertainment, Inc.	California
International Subsidiaries:
2K Czech	Czech Republic
2K Software Technology (Shanghai) Co, Ltd.	China
Irrational Games Australia Pty. Ltd.	Australia
T2 GB, Ltd	United Kingdom
Take-Two Asia Pte. Ltd.	Sinagpore
Take-Two Interactive Austria GmbH	Austria
Take-Two Interactive Benelux B.V.	Netherlands
Take-Two Interactive Espania S.L.	Spain
Take-Two Interactive France SAS	France
Take-Two Interactive GmbH	Germany
Take-Two Interactive Italia Srl	Italy
Take-Two Interactive Software Europe Ltd	United Kingdom
Take-Two Interactive Software Pty. Ltd.	Australia
Take-Two International SA	Switzerland
Rockstar Leeds Ltd.	United Kingdom
Rockstar Lincoln, Ltd.	United Kingdom
Rockstar London, Ltd.	United Kingdom
Rockstar North Ltd.	United Kingdom

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  Exhibit 21.1
Subsidiaries of the Company